EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc. Investor/Media Contact: Peg Lupton (203) 743-8234

Ethan Allen Announces Plan to Convert Existing Manufacturing Facility into Regional Distribution Center

DANBURY, Conn., September 7, 2005 — Ethan Allen Interiors Inc. (NYSE:ETH) (“Ethan Allen” or the “Company”) today announced a plan to convert one of its existing manufacturing facilities into a large, regional distribution center.

The plant, which is currently involved in the production of wood case goods furniture, is located in Dublin, Virginia. In connection with this initiative, the Company will permanently cease production at the Dublin location and consolidate the distribution operations of its existing Old Fort, North Carolina location into the new, larger facility. The decision impacts approximately 325 employees, of which the Company expects approximately 75 to remain employed by Ethan Allen in new positions. The Dublin facility, which totals approximately 570,000 square feet, was purchased by the Company in October 2000. Since that time, approximately 450,000 square feet of the facility’s available space has been used for manufacturing activities. Most of the production from the plant will be absorbed by Ethan Allen’s remaining manufacturing facilities.

Farooq Kathwari, Chairman and CEO, commented, “We sincerely regret the impact that this decision will have on many of our employees. We believe, however, that this action will strengthen our logistical capabilities and improve the Company’s remaining U.S. manufacturing operations.”

Ethan Allen has 11 remaining plant locations, including 5 wood case goods plants, 5 upholstery plants, and 1 accessory assembling plant. These facilities total nearly 3.5 million square feet and employ approximately 3,700 people.

The Company will record a pre-tax restructuring and impairment charge of approximately $4.0 to $5.0 million ($2.5 to $3.1 million, after-tax), or $0.07 to $0.09 per share, the majority of which will be non-cash in nature. Most of the earnings impact is expected to occur in the Company’s first fiscal quarter ended September 30, 2005.

Ethan Allen Interiors Inc., a leading manufacturer and retailer of quality home furnishings, sells a full range of products through an exclusive network of more than 300 stores located in the United States, Canada, Mexico, and overseas. The Company is vertically integrated with manufacturing facilities and sawmills located throughout the United States.

The discussions set forth in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.